VYSTAR CORPORATION 8-K

Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of April 18, 2018, by and among NHS Holdings, LLC, a Massachusetts limited liability company, with an address at 4 Brussels Street, Worcester, MA 01610 (“Seller”), Vystar Corporation, a Georgia corporation, with an address at 101 Aylesbury Road, Worcester, MA 01609 to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is primarily engaged in the business of selling latex bedding and foam products at wholesale and retail (the “Business”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, certain assets of Seller on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Acquired Assets” means the following assets of the Business:

(a)           All Intellectual Property of Seller used in the Business;

(b)           All contracts of Seller;

(c)           All Latex inventory of Seller on hand at Closing (at approximate value of $200,263.21);

(d)           Cash on hand of $15,000;

(e)           All equipment of Seller (approximate fair market value of $28,425);

(f)            All websites, website content, domain names, artwork, designs, coding, and media elements related to the Business.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other equity interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preface above.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law.

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2.05 below.

“Closing Date” has the meaning set forth in Section 2.05 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all agreements in which Seller is a party;

“Disclosure Schedule” has the meaning set forth in Article 3 below

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means all liabilities of Seller of any nature whatsoever and wherever situated, including all financial obligations of suppliers or all other liabilities incurred by Seller prior to Closing.

“Fundamental Representations” has the meaning set forth in Section 7.01 below.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

“Indemnified Party” has the meaning set forth in Section 7.03 below.

“Indemnifying Party” has the meaning set forth in Section 7.03 below.

“Intellectual Property” means (a) trademarks, service marks, trade dress, copyrights, patents, inventions, know-how, trade secrets, logos, trade names, URLs, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by Seller in connection therewith; and (b) website content, (c) educational materials associated with the Business; and (d) licenses, sublicenses, permissions or contacts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person after due inquiry.

“Legal Requirements” means all laws (including statutes, common laws, constitutions, treaties, ordinances, codes orders, decrees, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder).

“License” means any agreement between Seller and any licensee, including any end user or subscriber which establishes rights under which Seller’s software application may be used.

“Notice of Claim” has the meaning set forth in Section 7.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA) and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, stock option, restricted stock, phantom stock, or other equity incentive plans, programs or arrangements, and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, that are maintained, contributed to or sponsored by Seller for the benefit of any employee or which otherwise cover any employee.

“Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Purchase Price” has the meaning set forth in Section 2.02(a) below.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in Section 2.02(a).

“Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 7.03 below.

ARTICLE 2

BASIC TRANSACTION

Section 2.01               Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the payment by Buyer of the Purchase Price as specified below in Section 2.02.

Section 2.02               Purchase Price. Buyer shall pay Seller the value set forth below (the “Purchase Price”).

(a)                 27,769,500 shares of restricted common stock of Buyer (the “Shares”), which shares may be assigned by Seller to Seller’s members after one year from the Closing Date;

(b)                Payment shall be allocated and made directly to the Seller in accordance with Schedule 2.02 attached hereto.

Section 2.03               Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any liabilities of Seller of any type whatsoever.

Section 2.04               Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically. The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:01 a.m. local time on the Closing Date. The proposed Closing Date is April 18, 2018.

Section 2.05               Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.01 below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6.02 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer a bill of sale, an assignment of contracts and several intangibles in the form of Bill of Sale set forth in Exhibit 2.05, and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; and (iv) Buyer will pay to Seller the Purchase Price.

Section 2.06               Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2.02, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

Section 2.07               Transfer and Maintenance of Books and Records. Seller shall transfer to Buyer at Closing all of the Acquired Assets. Seller shall deliver to Buyer, in such locations as designated by Buyer, actual possession of all books and records relating to the Acquired Assets as soon as possible after Closing, but in no event later than five (5) Business Days after the Closing Date, and Seller shall be responsible for all books and records until delivery thereof to Buyer. Nevertheless, Seller shall retain those documents, agreements and all other books and records relating to any Excluded Asset or Excluded Liability.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01               Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3.01 are correct and complete as of the date hereof and as of the Closing Date, with respect to Seller except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 3.01.

(a)                 Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and is duly qualified to conduct business and are in good standing in each jurisdiction in which the nature of Seller’s business or the ownership or leasing of each of its properties requires such qualifications. Seller has all requisite company power and authority to carry on the businesses in which it is engaged, to carry on the business proposed to be conducted by Buyer and to own and use the properties owned and used by it.

(b)                Authorization of Transaction; Enforceability. Seller has full company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes the valid and legally binding obligations of Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Seller is the exclusive owners of, with all right, title and interest in and to (free and clear of any Security Interests), the Acquired Assets.

(c)                 Noncontravention; Title. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller is subject or any provision of the charter or other organizational documents of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). Seller is the lawful owner of, has good and valid record and marketable title to, and upon the Closing will have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever. The Acquired Assets constitute all the assets related to the Intellectual Property.

(d)                Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)                 Events Subsequent to Fiscal Year End. Since December 31, 2017,  there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, Adverse Consequences.

(f)                  Legal Compliance.

(i)                  Seller’s business as it relates to the Acquired Assets and Business is in compliance with all applicable Legal Requirements of all Governmental Entities.

(ii)                Seller has, at all times, conducted its business in compliance with all Legal Requirements applicable to the Business or the Acquired Assets.

(g)                Financial Information. Seller has previously delivered to Buyer all financial information of Seller that Buyer has requested (collectively, the “Financial Information”). The Financial Information fairly presents the financial condition of Seller. No customer has prepaid for services or products to be used after Closing.

(h)                Contracts. Section 3.01(h) of the Disclosure Schedule contains a complete and correct list of each Contract, as amended, including the date of such Contract, and each amendment thereto. Each Contract is the legal, valid, binding and enforceable obligation of Seller, and is in full force and effect with respect to Seller.

(i)                  Warranties. Seller is not subject to any guaranty or, warranty; and there is no right of return, right of credit or other indemnity with respect to the Business or products or services related to the Business.

(j)                  Intellectual Property.

(i)                  Section 3.01(j) of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by Seller in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by Seller material to the conduct of its Business. Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(ii)                Neither Seller nor the license or other use of any Intellectual Property not owned by Seller included in the Acquired Assets violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person. Seller has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and Seller has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(iii)              Seller is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (b) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (c) has the right to require the application of any such Intellectual Property owned by Seller that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(iv)               The Intellectual Property does not consist of any source code for any software. Seller has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property owned by Seller including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(v)                Any and all Intellectual Property owned by Seller included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(vi)               The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of Seller in any Intellectual Property included in the Acquired Assets owned by Seller or as to which Seller obtain any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(vii)             None of the Intellectual Property owned by Seller included in the Acquired Assets is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by Seller.

(viii)           All the Intellectual Property conveyed in this Agreement is freely assignable to Buyer.

(k)                Taxes. Seller has paid all outstanding federal, state, and local income, sales, franchise, social security, withholding, and unemployment insurance Taxes, state and local property Taxes and any other Taxes of any kind or description arising out of ownership of the Acquired Assets.

(l)                  No Proceedings. There is no Proceeding pending or, to the knowledge of either Seller, threatened, relating to or affecting any of the Acquired Assets or relating to or affecting the activities of Seller carried on with any of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor, to the knowledge of such Parties, is there any basis for any such Proceeding.

(m)               No Other Representations and Warranties. Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Seller, or with respect to any other matter whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01               Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

(a)                 Organization of Buyer. Buyer is a limited liability company organized, existing and in good standing under the laws of the jurisdiction of its organization.

(b)                Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(c)                 Noncontravention. Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.05 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the organizational documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

(d)                Share Consideration. Buyer’s Shares issued to Seller as consideration hereunder shall constitute, when issued, duly authorized, validly issued, fully paid and non-assessable.

(e)                 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(f)                  No Other Representations and Warranties. Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

ARTICLE 5

POST-CLOSING COVENANTS

Section 5.01               General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 7 below).

Section 5.02               Proprietary Information. From and after the Closing, Seller shall not, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning Seller, the Acquired Assets or Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Seller or any of their affiliates.

Section 5.03               Solicitation and Hiring. For a period of twenty-four (24) months after the Closing Date, Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any employee of Buyer to terminate his or her employment with Buyer or any Affiliate of Buyer or (b) hire or attempt to hire any employee of Buyer.

Section 5.04               Apportionment. If Seller receives any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer. If Buyer or any of its Affiliates receives any amounts in payment of obligations owed to Seller or any of their respective Affiliates then Buyer shall promptly deliver or pay them over to the appropriate party.

Section 5.05               Alternate Forms of Asset Transfer. Buyer shall undertake performance of any obligation contained in the Acquired Assets, in Seller’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of Seller’s obligation or other kind of arrangement between Buyer and Seller, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance.

Section 5.06               Certain Tax Considerations.

(a)                 All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Seller, when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b)                Seller shall take all actions required to comply with all bulk sales laws which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c)                 For the avoidance of doubt, Seller shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to Seller and the Acquired Assets for all periods up to and including the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

Section 6.01               Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                 (i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Seller, in each case, at and as of the Closing Date;

(b)                Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.01(a) are satisfied in all respects;

(c)                 Seller shall have delivered to Buyer the bill of sale required under Section 2.05, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d)                there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

Buyer may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing.

Section 6.02               Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                 (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b)                Buyer shall have delivered to Seller a certificate to the effect that each of the condition specified above in Section 6.02(a) is satisfied in all respects;

(c)                 Buyer shall have delivered to Seller the documents required under Section 2.05, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Seller;

(d)                There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Seller may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 7.01               Survival. Except as otherwise set forth herein, all of the representations, warranties and covenants contained in this Agreement and the Disclosure Schedule shall survive for a period of twenty-four (24) months from the Closing Date, except that the representations and warranties set forth in 3.01(a), 30.1(b), 3.01(c), 3.01(j), 4.01(a), 4.01(b), 4.01(c) and 4.01(d) (the “Fundamental Representations”) shall remain in full force and effect without limitation.

Section 7.02               Indemnification.

(a)                 Seller agrees to indemnify, defend and hold harmless Buyer, up to the amount of the lesser of the fair market value of the Shares or the Purchase Price, from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Seller contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets prior to the Closing Date.

(b)                Buyer agrees to indemnify, defend and hold harmless from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Buyer contained in this Agreement, and (ii) any Adverse Consequences Seller shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets after the Closing Date.

(c)                 The obligations to indemnify and hold harmless pursuant to paragraphs (a) and (b) of this Section 7.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(d)                Each of the Parties agree that any legal fees and expenses that result from a meritorious claim made under this Article 7 shall be paid by the Indemnifying Party.

Section 7.03               Matters Involving Third Parties.

(a)                 If any Party entitled to be indemnified pursuant to Section 7.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)                In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has provided a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c)                 In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party provides the Indemnifying Party with a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 7.

(d)                 In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE 8

MISCELLANEOUS.

Section 8.01               Press Releases and Public Announcements. Commencing on the Closing Date, Buyer may issue any press release or make any public announcement relating to the subject matter of this Agreement. Seller agrees to collaborate with Buyer in the preparation and editing of any press release prior to the time of its release

Section 8.02               No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 8.03               Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 8.04               Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 8.05               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.06               Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.07               Notices. Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended at the address set forth above.

Section 8.08               Governing Law.

(a)                 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)                Any judicial proceeding brought with respect to this Agreement must be brought in the United States District Court in the State of Delaware or any court of competent jurisdiction in the State of Delaware, and, each party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of Delaware other than for such purpose.

(c)                 THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 8.09               Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 8.10               Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 8.11               Expenses. Each of Seller and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.12               Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 8.13               Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SELLER:

NHS HOLDINGS, LLC

By:	/s/
Name:	Steven Rotman
Title:	Manager

BUYER:

VYSTAR CORPORATION

By:	/s/
Name:	Steven Rotman
Title:	Chief Executive Officer

SCHEDULE 2.02(c)

Allocation of Assets to Purchase Price

Equipment Inventory Cash on Hand Goodwill	$28,425 $200,263.21 $15,000 Balance of Purchase Price